AMENDMENT NO. 3 TO FINANCING AGREEMENTS




                                   August 20, 1996


Emerson Radio Corp.
Majexco Imports, Inc.
9 Entin Road
Parsippany, New Jersey  07054

Gentlemen:

      Congress Financial Corporation ("Lender"), Emerson Radio Corp. ("Emerson") and Majexco Imports, Inc. ("Majexco"; together with Emerson, individually and collectively, the "Borrower") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 31, 1994, currently between Lender and Borrower, as amended by Amendment No. 1 to Financing Agreements, dated August 24, 1995 and Amendment No. 2 to Financing Agreements, dated February 13, 1996 (the "Loan Agreement"), together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not herein defined shall have the meanings given to them in the Financing Agreements.

      Borrower has requested that Lender agree to certain amendments to the Financing Agreements, and Lender is willing to agree to such amendments, subject to the terms and conditions set forth herein.

      In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

     1. ADJUSTED NET WORTH COVENANT. Section 9.14 of the Loan Agreement shall be deleted in its entirety and replaced with the following, effective as of June 30, 1996:

                "9.14  ADJUSTED  NET WORTH.  As of the end  of  each  fiscal quarter of Emerson, Emerson shall maintain, on a consolidated basis with its subsidiaries, Adjusted Net Worth of not less than the sum of (i) the Base Amount, plus (ii) all proceeds received by Emerson or its subsidiaries after June 30, 1996 from the sale of any equity securities (including any equity securities issued pursuant to the Rights Offering or the exercise of Warrants issued pursuant to the Plan), plus (iii) subject to the provisions hereof, all proceeds received by Emerson or its subsidiaries after June 30, 1996 from the sale by Emerson or its subsidiaries of debt securities subordinated to the extent required under Section 1.2(b), plus (iv) all extraordinary gains or non-operating gains realized by Emerson or its subsidiaries after June 30, 1996. As used herein, "Base Amount" shall mean the amount of $30,000,000."

      2. FEE. In consideration of Lender's entering into this Amendment, Borrower shall pay Lender a facility amendment fee in an amount equal to $25,000 payable simultaneously with the execution hereof, which fee is fully earned as of the date hereof. Such fee may, at Lender's option, be charged directly to any of Borrower's revolving loan accounts maintained by Lender under the Financing Agreements.

      3. CONDITIONS PRECEDENT. The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions:

           (a) the receipt by Lender of an original of this Amendment, duly authorized, executed and delivered by Borrower, consented and agreed to by Obligors; and

           (b) after giving effect to the amendments set forth in Section 1 hereof, no Event of Default shall exist or have occurred and be continuing and no condition shall exist or event shall have occurred and be continuing which, with notice or passage of time, or both, would constitute an Event of Default.

     4.   EFFECT OF THIS AMENDMENT.

           (a) ENTIRE AGREEMENT; RATIFICATION AND CONFIRMATION OF THE FINANCING AGREEMENTS. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous term sheets, proposals, discussions, negotiations, correspondence, commitments and communications between or among the parties concerning the subject matter hereof. This Amendment may not be modified or any provision waived, except in writing signed by the party against whom such modification or waiver is sought to be enforced. Except as specifically modified pursuant hereto, the Financing Agreements are hereby ratified, restated and confirmed by the parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Financing Agreements, the terms of this Amendment shall control.

           (b) GOVERNING LAW. This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York.

           (c) BINDING EFFECT. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

           (c) COUNTERPARTS. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

     By the signature hereto of each of the duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

                         Very truly yours,

                         CONGRESS FINANCIAL CORPORATION

                         By:     /s/  Kenneth G. Donahue

                         Title:  Assistant Vice President

AGREED AND ACCEPTED:

EMERSON RADIO CORP.

By:  /s/ John P. Walker

Title:  EVP & CFO


MAJEXCO IMPORTS, INC.

By:  /s/ John P. Walker

Title:  EVP & CFO


CONSENTED TO AND AGREED:

H.H. SCOTT, INC.
EMERSON COMPUTER CORP.
EMERSON TECHNOLOGIES AND
   DEVELOPMENT CORP.

By:  /s/ John P. Walker

Title: EVP & CFO


EMERSON TECHNOLOGIES, L.P.

By:  EMERSON TECHNOLOGIES AND
        DEVELOPMENT CORP., its
        general partner

By: /s/ John P. Walker

Title:   EVP & CFO


EMERSON RADIO CANADA LTD.

By:  /s/ John P. Walker

Title:  EVP & CFO



EMERSON RADIO & TECHNOLOGIES N.V.

By:  /s/ John P. Walker

Title:  EVP & CFO